UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 1, 2015 (March 26, 2015)

RMG NETWORKS HOLDING CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-35534	27-4452594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15301 North Dallas Parkway Suite 500 Addison, TX	75001
(Address of Principal Executive Offices)	(Zip Code)

(800) 827-9666

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02.	Termination of a Material Definitive Agreement.

On March 26, 2015, the Credit Agreement, dated April 19, 2013 (as subsequently amended, the “Credit Agreement”), by and among RMG Networks Holding Corporation (the “Company”) and certain of its direct and indirect domestic subsidiaries party thereto from time to time as borrowers (the “Borrowers”), certain of its direct and indirect domestic subsidiaries party thereto from time to time as guarantors, the lenders party thereto (the “Lenders”) and DOOH Media Management LLC, as administrative agent for the Lenders (the “Administrative Agent”), was terminated. On that date, pursuant to the Purchase Agreement, dated March 25, 2015 (the “Purchase Agreement”), among the Company and certain investors, including the Lenders (as described in the Current Report on Form 8-K filed by the Company on March 25, 2015), the outstanding principal amount of approximately $15.0 million that was outstanding under the Senior Credit Agreement was discharged in consideration for the issuance to the Lenders of an aggregate of 150,000 of the Company”s Series A Convertible Preferred Stock. Also on that date, the Company paid in full all accrued interest and other amounts due under the Credit Agreement. As previously disclosed, the Lenders under the Credit Agreement were an entity affiliated with Gregory H. Sachs, the Company”s Executive Chairman, and an entity related to 2012 DOOH Investments LLC, a significant stockholder of the Company, and the Administrative Agent under the Credit Agreement was an affiliate of 2012 DOOH Investments LLC.

Item 3.02.	Unregistered Sales of Equity Securities.

On March 26, 2015, the Company consummated the sale of shares of Series A Convertible Preferred Stock pursuant to the Purchase Agreement. The issuance and sale of the shares of Series A Convertible Preferred Stock by the Company under the Purchase Agreement was exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act. The information set forth in Item 1.01 of the Current Report on Form 8-K filed by the Company on March 25, 2015, with respect to the terms of the sale of the shares of Series A Convertible Preferred Stock is incorporated into this Item 3.02 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 1, 2015

RMG NETWORKS HOLDING CORPORATION

By:  /s/ David Mace Roberts

Name: David Mace Roberts

Title: SVP, General Counsel and Secretary

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